Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS THIRD QUARTER 2012 RESULTS
▪	EPS improves to $0.31 per share
▪	Sale of 286-acre agricultural parcel on Maui in July generates $7.3 million gain
▪	Leasing operating profit improves 11 percent
▪	Investment in One Ala Moana Tower positions the Company to benefit further from growing demand for residential product in Honolulu’s urban core
▪	Agribusiness continues strong financial performance

Honolulu (November 8, 2012) -- Alexander & Baldwin, Inc. (NYSE:ALEX) (A&B or Company) today announced results for the third quarter of 2012.
“Financial performance improved significantly over last year’s third quarter as we experienced meaningful increases in leasing and agribusiness results and recognized a $7.3 million gain on the sale of a 286-acre agricultural parcel on Maui,” said Stanley M. Kuriyama, A&B chairman and chief executive officer. "We also made headway on a number of value-creating activities in the quarter. Chief among them is a $20 million preferred investment in the One Ala Moana luxury condominium project planned to be developed atop the Nordstrom parking structure in the Ala Moana Center, Hawaii’s premier retail destination. This investment expands our exposure to the improving urban residential segment of Hawaii’s real estate market.”
One Ala Moana is a 23-story condominium tower consisting of 206 luxury residential units that is being developed by a partnership of the Howard Hughes Corporation, The MacNaughton Group and Kobayashi Group. Marketing of the condominium units is expected to begin soon.

Third Quarter Financial Results

Excluding $0.4 million, or $0.01 per diluted share, of after-tax charges recognized in the quarter related to the June 2012 separation of the Company and Matson, Inc., adjusted net income for the three months ended September 30, 2012 was $13.8 million, or $0.32 per diluted share1. On an unadjusted basis, net income for the third quarter of 2012 was $13.4 million, or $0.31 per diluted share. Net income for the third quarter of 2011 was $4.4 million, or $0.10 per diluted share. Revenue for the third quarter of 2012 was $92.9 million, compared to $61.9 million for the third quarter of 2011.
Real estate leasing operating profit in the quarter of $10.2 million was 11 percent higher than the $9.2 million recorded last year. Comparative results benefited from lower expenses and the timing of sales and acquisitions. Occupancy for both the Hawaii and Mainland portfolios was 93 percent, an improvement over last year’s occupancy rates of 91 percent for Hawaii and 92 percent for the Mainland. Cash net operating income for the quarter was $16.0 million, an eight percent increase over the third quarter of 2011.2
During the quarter, the Company re-leased 80,000 square feet of office space at the Concorde Commerce Center in Phoenix, Arizona that was set to expire in 2013. The re-leasing of this space, together with the second quarter renewal of the Savannah warehouse lease to Matson Logistics and other lease renewals to date, have substantially reduced the lease rollover originally projected for 2013. Over the past three quarters, the 2013 lease rollover exposure for gross leasable area has been reduced by 64 percent (29.3 percent of portfolio GLA to 10.6 percent of GLA), and the exposure for expiring gross rents has been reduced by 49 percent (16.4 percent of portfolio rents to 8.3 percent).
Operating profit for the real estate development and sales segment was $3.3 million for the quarter, consistent with the $3.5 million recorded last year. Sales for the quarter, inclusive of joint venture sales, comprised 286 acres of agricultural-zoned land on Maui, a lot and two club cottage units at Kukui’ula, and a residential unit on Hawaii Island.
Agribusiness operating profit for the third quarter of 2012 was $9.1 million, $5.3 million higher than last year principally due to higher sugar margins resulting from higher prices per ton achieved on two completed sugar voyages in the third quarter as compared to one lower-priced voyage completed in the third quarter of 2011, higher molasses margins, higher power margins due to an increased volume of power sold, and $0.4 million of insurance proceeds that are not expected to recur.
Corporate expenses for the quarter were $3.7 million compared to $4.7 million last year. Included in corporate expenses for the third quarter of 2012 were $0.7 million of costs ($0.4 million net of taxes) associated with the Company’s June 2012 separation from Matson, Inc. Corporate expenses for the third quarter declined compared to last year primarily due to lower compensation-related expenses and a decrease in professional services fees.
During the third quarter of 2012, the Company’s effective tax rate was 12 percent primarily due to federal and state tax credits associated with the six-megawatt solar project being developed by the Company in Port Allen, Kauai. The project is expected to be placed in service in late December.

Year-To-Date Financial Results

Excluding $11.8 million, or $0.28 per diluted share, of year-to-date after-tax separation charges and charges for the reduction of the carrying value of two California development properties recognized in the second quarter of 2012 due to the Company’s separation-related change in development strategy, adjusted net income for the nine months ended September 30, 2012 was $23.6 million, or $0.56 per diluted share1. On an unadjusted basis, net income for the nine months ended September 30, 2012 was $11.8 million, or $0.28 per diluted share. Net income for the nine months ended September 30, 2011 was $26.5 million, or $0.63 per diluted share. Revenue for the nine months ended September 30, 2012 was $206.8 million, compared to $181.1 million for the same period last year.

1 See page 9 for a statement regarding management’s use of non-GAAP financial measures and for a reconciliation of net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share.

2 Refer to page 10 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of leasing operating profit to cash NOI.

Analysis of Financial Results

Real estate development and sales and leasing revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of real estate development and sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing – Third quarter of 2012 compared with 2011

	Quarter Ended September 30,
(dollars in millions)	2012	2011	Change
Revenue	$24.9	$24.5	2%
Operating profit	$10.2	$9.2	11%
Operating profit margin	41.0%	37.6%
Average occupancy rates:
Mainland	93%	92%
Hawaii	93%	91%
Leasable space (million sq. ft.) — improved
Mainland	6.5	6.5
Hawaii	1.4	1.4

Real estate leasing revenue and operating profit for the third quarter of 2012 was higher than 2011 primarily due to lower expenses and the net impact of acquisitions and dispositions.

Real Estate Leasing – First nine months of 2012 compared with 2011

	Nine Months Ended September 30,
(dollars in millions)	2012	2011	Change
Revenue	$75.9	$75.5	1%
Operating profit	$31.4	$30.2	4%
Operating profit margin	41.4%	40.0%
Average occupancy rates:
Mainland	93%	92%
Hawaii	92%	91%
Leasable space (million sq. ft.) — improved
Mainland	6.5	6.5
Hawaii	1.4	1.4

Real estate leasing revenue for the first nine months of 2012 increased by $0.4 million compared to 2011. The revenue increase primarily resulted from the positive net impact of acquisitions and dispositions that was partially offset by effects of lower occupancy at two California office properties.
Operating profit for the first nine months of 2012 was four percent higher than 2011, principally due to the timing of acquisitions and dispositions previously cited and higher overall Mainland and Hawaii occupancies.

Real Estate Development and Sales – Third quarter and first nine months of 2012 compared with 2011

	Quarter Ended September 30,
(dollars in millions)	2012	2011	Change
Improved property sales revenue	$--	$8.5	N	M
Development sales revenue	--	0.7	N	M
Unimproved/other property sales revenue	8.4	0.1	84	X
Total revenue	8.4	9.3	-10%
Operating profit before joint ventures	4.4	4.5	-2%
Loss from joint ventures	(1.1)	(1.0)	10%
Total operating profit	$3.3	$3.5	-6%
Operating profit margin	39.3%	37.6%

	Nine Months Ended September 30,
(dollars in millions)	2012	2011	Change
Improved property sales revenue	$5.0	$45.1	-89%
Development sales revenue	8.1	5.5	47%
Unimproved/other property sales revenue	13.7	6.4	2	X
Total revenue	26.8	57.0	-53%
Operating profit before joint ventures and impairment	7.8	25.5	-69%
Impairment of Santa Barbara development project	(5.1)	--	N	M
Impairment and equity loss related to Bakersfield joint venture	(4.7)	--	N	M
Earnings (loss) from joint ventures	(3.7)	0.6	N	M
Total operating profit (loss)	$(5.7)	$26.1	N	M
Operating profit margin	NM	45.8%

2012 Third Quarter: Revenue was $8.4 million, principally related to the revenue recognized from the sale of 286 acres of agricultural-zoned land on Maui. Operating profit also included joint venture sales of a residential lot and two club cottages at Kukui’ula and a residential unit on the island of Hawaii, which were more than offset by joint venture expenses.
2012 – Nine Months Ended September 30: Revenue for the first nine months of 2012 was $26.8 million and, in addition to the sales described above, included the sales of a 4.1-acre parcel at Maui Business Park II, two leased fee parcels on Maui, two residential units on Oahu, a California office property, a 79-acre non-core land parcel on Maui, and joint venture sales of a parcel and a cottage at Kukui’ula and four residential units on the island of Hawaii. The margin on these sales was partially offset by $9.8 million of impairment charges in the second quarter of 2012, related to the Company’s Santa Barbara and Bakersfield development projects in California, resulting from the Company’s change in its development strategy to focus on development projects in Hawaii, as well as joint venture expenses.
2011 Third Quarter: Revenue and operating profit were $9.3 million and $3.5 million, respectively, and included the sales of an industrial property on Maui and one residential unit on Oahu.
2011 – Nine Months Ended September 30: Revenue for the first nine months of 2011 was $57.0 million, and included the sales of a retail center in Texas, three commercial properties on Maui and Oahu, an 86-acre vacant parcel and a four-acre vacant parcel on Maui, and four residential units on Oahu. In addition to these sales, operating profit of $26.1 million for the first nine months of 2011 included a gain from the sale of the Company’s interest in the Bridgeport Marketplace joint venture development in Valencia, California, a four-acre commercial parcel at the Company’s Kukui’ula joint venture on Kauai, and four units at the Company’s Ka Milo joint venture development on the island of Hawaii, partially offset by ongoing joint venture expenses.

Agribusiness – Third quarter of 2012 compared with 2011
	Quarter Ended September 30,
(dollars in millions)	2012	2011	Change
Revenue	$67.9	$37.1	83%
Operating profit	$9.1	$3.8	2	X
Operating profit margin	13.4%	10.2%
Tons sugar produced	78,200	74,300	5%
Tons sugar sold (bulk raw sugar)	72,400	36,300	99%

Agribusiness revenue for the third quarter of 2012 increased $30.8 million, or 83 percent, compared to the third quarter of 2011.
The increase was primarily due to higher sugar sales revenue due to the completion of two sugar voyages in the third quarter of 2012 as compared to the completion of one voyage in the third quarter of 2011. Molasses revenue was also higher in the third quarter of 2012 as compared to the third quarter of 2011 due to the timing of molasses shipments and sales.
Operating profit for the third quarter of 2012 increased $5.3 million, or more than two times, compared to the third quarter of 2011. The increase was principally due to higher sales volume resulting from higher raw sugar prices and the extra voyage in the quarter mentioned above, higher molasses sales margin due to higher volume sold during the quarter, higher power margins primarily due to the higher volume of power sold, and the receipt of insurance proceeds that is not expected to recur.

Agribusiness – First nine months of 2012 compared with 2011

	Nine Months Ended September 30,
(dollars in millions)	2012	2011	Change
Revenue	$121.4	$96.3	26%
Operating profit	$19.6	$14.9	32%
Operating profit margin	16.1%	15.5%
Tons sugar produced	137,500	148,700	-8%
Tons sugar sold (bulk raw sugar)	108,400	72,600	49%

Agribusiness revenue for the first nine months of 2012 increased $25.1 million, or 26 percent, compared to the first nine months of 2011. The increase was due to higher sugar sales revenue resulting from the completion of three sugar voyages during the year as compared to the completion of two voyages in 2011, and higher power sales from higher volume and prices, partially offset by lower coffee revenue due to the sale of the coffee assets in 2011 and lower charter revenue.
Operating profit for the first nine months of 2012 increased $4.7 million compared to the first nine months of 2011. The increase was primarily due to higher sugar margins resulting from higher sugar prices and the extra voyage mentioned above, higher power margins from higher volume and prices, and higher lease and operating margins due to the sale of the coffee assets in 2011, partially offset by lower charter margin.
Year-to-date sugar production was eight percent lower in 2012 than in 2011, due principally to lower yields on the acres harvested resulting from drought conditions and lower water availability. However, based on expected yields of the remaining acres scheduled to be harvested in 2012, the Company expects that full-year production will approximate 2011 production levels.

About Alexander & Baldwin

Alexander & Baldwin, Inc. is a premier Hawaii land company, with interests in real estate development, commercial real estate and agriculture. With ownership of approximately 88,000 acres in Hawaii, A&B is the State’s fourth largest private landowner, and is one of the state’s most active real estate investors. A&B has a diverse portfolio of real estate development projects throughout Hawaii, and a commercial property portfolio comprising nearly eight million square feet of leasable space in Hawaii and on the U.S. Mainland. It is also the owner and operator of the Hawaiian Commercial & Sugar plantation on Maui, and a significant provider of renewable energy on the islands of Maui and Kauai. Additional information about A&B may be found at www.alexanderbaldwin.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 20-39 of the information statement filed as Exhibit 99.1 to Alexander & Baldwin, Inc.’s registration statement on Form 10 and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
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Use of Non-GAAP Financial Measures

Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three- and nine-month periods ended September 30, 2012 and 2011 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of 1) one-time advisory, legal, equity conversion and other expenses that were incurred to effect the separation of the Company from Matson, Inc., and 2) the reduction in carrying values of two of the Company’s Mainland development projects that do not align with the Company’s post-separation focus on Hawaii real estate development, provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
(dollars in millions)	2012	2011	2012	2011
Net income	$13.4	$4.4	11.8	26.5
Professional service and other expenses incurred to effect separation	0.4	--	5.7	--
Charge to convert pre-separation stock options to A&B-only options	0.3	--	1.1	--
Write-down of non-strategic Mainland development project carrying values	--	--	9.8	--
Income tax effect of adjusting items	(0.3)	--	(4.8)	--
Adjusted net income	$13.8	$4.4	23.6	26.5

Diluted earnings per share, net income	$0.31	$0.10	$0.28	$0.63
Professional service and other expenses incurred to effect separation	0.01	--	0.13	--
Charge to convert pre-separation stock options to A&B-only options	0.01	--	0.03	--
Write-down of non-strategic Mainland development project carrying values	--	--	0.23	--
Income tax effect of adjusting items	(0.01)	--	(0.11)	--
Diluted earnings per share, adjusted net income	$0.32	0.10	$0.56	$0.63

In addition to adjusted net income and adjusted diluted earnings per share, the Company presents cash NOI, which is a non-GAAP measure derived from real estate revenues (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). Cash NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of cash NOI used by other companies. Cash NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. Cash NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Cash NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the real estate leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to cash NOI. A required reconciliation of real estate leasing operating profit to real estate leasing segment same store cash NOI is as follows:

ALEXANDER & BALDWIN
Reconciliation of Real Estate Leasing Operating Profit to Cash NOI
(In Millions, Unaudited)

	Three Months Ended
	September 30,
	2012	2011

Real estate leasing segment operating profit before discontinued operations	$10.2	$9.2
Less amounts reported in discontinued operations	--	(0.4)
Real estate leasing segment operating profit after subtracting discontinued operations	10.2	8.8
Adjustments:
Depreciation and amortization	5.5	5.6
FASB 13 straight-line lease adjustments	(0.4)	(0.8)
General and administrative expenses	0.7	0.8
Discontinued operations	--	0.4
Real estate leasing cash NOI	$16.0	$14.8

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenue:	2012	2011	2012	2011
Real estate:
Leasing	$24.9	24.5	$75.9	$75.5
Development and sales	8.4	9.3	26.8	57.0
Less amounts reported in discontinued operations	--	(9.0)	(9.0)	(47.7)
Agribusiness	67.9	37.1	121.4	96.3
Reconciling items1	(8.3)	--	(8.3)	--
Total revenue	$92.9	$61.9	$206.8	$181.1

Operating profit (loss), net income:
Real estate:
Leasing	$10.2	$9.2	$31.4	$30.2
Development and sales	3.3	3.5	(5.7)	26.1
Less amounts reported in discontinued operations	--	(7.2)	(3.9)	(23.9)
Agribusiness	9.1	3.8	19.6	14.9
Total operating profit	22.6	9.3	41.4	47.3
Interest expense	(3.6)	(4.4)	(11.7)	(12.9)
General corporate expenses	(3.0)	(4.7)	(11.7)	(12.9)
Separation costs	(0.7)	--	(6.8)	--
Income from continuing operations before income taxes	15.3	0.2	11.2	21.5
Income tax expense	1.9	0.1	1.8	9.3
Income from continuing operations	13.4	0.1	9.4	12.2
Income from discontinued operations (net of income taxes)	--	4.3	2.4	14.3
Net income	$13.4	$4.4	$11.8	$26.5

Basic earnings per share, continuing operations	$0.31	$--	$0.22	$0.29
Basic earnings per share, net income	$0.31	$0.10	$0.28	$0.63

Diluted earnings per share, continuing operations	$0.31	$--	$0.22	$0.29
Diluted earnings per share, net income	$0.31	$0.10	$0.28	$0.63

Basic weighted average shares outstanding	42.6	42.4	42.5	42.4
Diluted weighted average shares outstanding	43.3	42.4	42.7	42.4

1 Represents the sale of a 286-acre agricultural parcel in the third quarter of 2012 classified as “Gain on sale of agricultural parcel” in the condensed consolidated statements of income, but reflected as revenue for segment reporting purposes.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets	$70.4	$68.8
Investments in affiliates	312.5	290.8
Real estate developments	144.6	143.3
Property, net	843.8	830.6
Other assets	67.1	53.1
	$1,438.4	$1,386.6

Liabilities & equity
Current liabilities	$56.2	$90.0
Long-term debt, non-current portion	244.0	327.2
Deferred income taxes	156.3	164.1
Accrued pension and post-retirement benefits	54.2	54.6
Other long-term liabilities	22.2	24.9
Equity	905.5	725.8
	$1,438.4	$1,386.6

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Condensed Cash Flow Table
(In Millions, Unaudited)

	Nine Months Ended September 30,
	2012	2011

Cash flows used in operating activities:
Cash flows from operating activities before real estate expenditures for real estate development inventory	$18.9	$2.7
Capital expenditures for real estate development inventory	(31.7)	(8.8)
Net cash used in operating activities	$(12.8)	$(6.1)

Capital expenditures1
Leasing	(8.6)	(5.1)
Development and sales	--	(0.8)
Agribusiness/other	(25.8)	(5.6)
Total capital expenditures	(34.4)	(11.5)
Other investing activities, net	(5.4)	(6.3)
Cash used in investing activities	$(39.8)	$(17.8)

Net debt proceeds	118.5	120.7
Payments of debt and deferred financing costs	(231.1)	(70.7)
Contributions from (distribution to) Alexander & Baldwin Holdings, Inc.	146.0	(29.0)
Proceeds from issuances of capital, including excess tax benefit	11.6	--
Cash provided by financing activities	$45.0	$21.0

Net decrease in cash and cash equivalents	$(7.6)	$(2.9)
1 Excludes non-cash 1031 exchange transactions and capital expenditures for real estate development inventory.